Exhibit 10.4
Susan Slavik Williams
4450 MacArthur Blvd., Second Floor
Newport Beach, California 92660

April 30, 2025

Dear Ms. Slavik Williams,

On behalf of W.W. Grainger, Inc., “we” or the “Company,” we would like to acknowledge and express our sincere appreciation for your and the entire Slavik family’s enduring and valued contributions to the Company. In light of our collective commitment to the highest standards of corporate governance and in honor of the longstanding relationship between the Company and the Slavik family, this letter memorializes our relationship moving forward.

From and after the date of this letter until the earliest of (i) the date that is five years after the date of this letter, the “Initial Term,” or, if extended in accordance with the terms of this letter, the expiration of the Renewal Term (defined below), (ii) such time as you cease to be a “beneficial owner” (as such term has the meaning ascribed in Section 13(d) of the Securities Exchange Act of 1934) with sole voting and sole dispositive power (or, shared voting or dispositive power, so long as each individual with whom voting or dispositive power is shared is a Family Member (as defined below) or a trust for the benefit of such Family Member) of at least 5% of the total number of issued and outstanding shares of common stock of the Company, or (iii) your death (the occurrence of subclauses (i), (ii) or (iii), each a “Termination Event”), we hereby agree that you shall have the right to nominate for election to the Board up to one director nominee for inclusion in the Board’s recommended slate of nominees at the Company’s annual meeting of shareholders. The candidate you submit for nomination to serve on the Board of Directors of the Company, the “Nominee,” may only include yourself, your spouse or your immediate or extended family (each, a “Family Member”). You will provide the name of such Nominee to the Corporate Secretary by the due date specified for shareholder nominations of director candidates found within the Company’s definitive proxy statement for the year immediately prior to the year in which such Nominee would stand for election. The Company’s Board Affairs and Nominating Committee, the “BANC,” must consent to the Nominee, who must at least meet: (A) the specific written criteria applicable to all nominees to the Board as established by the Board; and (B) the criteria for independence adopted by the Board and as required by the New York Stock Exchange, the “NYSE,” and the U.S. Securities and Exchange Commission, the “SEC,” in each case of subclauses (A) and (B) in effect on the date you provide such written notice to the Company of your Nominee.

The BANC shall make its determination as to whether to consent to such Nominee and recommend to the Board (which it shall undertake reasonably and in good faith in the exercise of the BANC’s fiduciary duties under applicable law) within 45 days after the date you provide the name of the Nominee to the Corporate Secretary, the “Review Period,” which shall be accompanied by, for any candidate other than you, a fully completed copy of the Company’s standard director and officer questionnaire and customary director onboarding documentation (including an authorization form to conduct a background check and consent to be named as a director in the Company’s proxy statement). If any Nominee that you previously nominated dies or is unwilling or unable to serve as such or is otherwise removed or resigns from office, then you will have the right to provide an alternate person for nomination to the Board, who will also require consent from the BANC in accordance with the procedures described above. Upon receiving consent from the BANC, such successor Nominee will be considered a “Nominee” for all purposes of this letter.

With respect to any Nominee to which the BANC consents, the Company agrees (i) to take all reasonable actions within its power to the extent permitted by applicable law to include such Nominee as a nominee to the Board on the slate of nominees for election to the Board included in the Company’s annual meeting proxy statement, (ii) to recommend the election of such Nominee to the shareholders of the Company, (iii) to use its commercially reasonable efforts (which will include the solicitation of proxies) to obtain the election of such Nominee as a director of the Company, and (iv) to cause all common stock represented by proxies granted to it (or any of the individuals named on its proxy card) to be voted in favor of the election of such Nominee as a director of the Company at each applicable annual meeting to the extent permitted pursuant to such proxies.

The Company’s obligations pursuant to the prior paragraph are subject to you providing, or causing any Nominee: (i) to provide any information that is required to be disclosed in any filing or report under the listing standards of the NYSE and applicable law, including the federal securities laws, or regulatory guidance or requests, (ii) to provide any information that is required in connection with determining the independence status of the Nominee under the listing standards of the NYSE or the SEC and applicable law or regulatory guidance or requests, (iii) to provide such Nominee’s written consent to being named in a proxy statement as a Nominee and to serving as director if elected, and (iv) with respect to any Nominee who is not then-serving on the Board, to provide all information regarding the Nominee that the BANC may otherwise reasonably request (which may include up to five interviews of such person conducted by the BANC or members thereof, and any members of management invited by the BANC, prior to any consent given by the BANC). The Company agrees that the informational requirements in subclauses (i) and (ii) may be fulfilled by providing a fully completed copy of the Company’s standard director and officer questionnaire. The Company shall use its commercially reasonable efforts to conduct any interview(s) contemplated by this paragraph as promptly as practicable but in any case, assuming reasonable availability of the candidate, within the Review Period.

Notwithstanding anything in this letter to the contrary, the Board is not obligated to nominate for election to the Board or recommend to the shareholders the election of any Nominee (i) who fails to submit to the Company on a timely basis the Company’s standard director and officer questionnaire, (ii) who fails to meet such background and reputational requirements as reasonably required by the Board and consistent with the requirements for other members of the Board, including adherence with the Company’s Business Conduct Guidelines, or (iii) the nomination of whom the Board or the BANC determines in good faith, after consultation with legal counsel, would constitute a breach of its fiduciary duties or applicable law or violate the Company’s organizational documents. If the Board makes any such determination, the Company will promptly notify you of the occurrence of such event within the Review Period and permit you to provide an alternate person for nomination to the Board (an “Alternate Nominee”), who will also require consent from the BANC in accordance with the procedures described above, and the Company will use commercially reasonable efforts to perform its obligations under this letter with respect to such alternate person. For the avoidance of doubt, provided the Company has complied with the time periods specified in this agreement, the Company shall not be obligated to postpone, reschedule or delay any meeting of the Company’s shareholders should an alternate Nominee be presented for nomination to the Board.

Immediately following the Nominee’s election or appointment to the Board, as applicable, the Board will take such action necessary to (i) appoint the Nominee to the BANC, and (ii) appoint the Nominee to the Board’s Audit Committee or Compensation Committee, provided the Nominee meets all criteria for committee membership set forth in the applicable charter for such committee.

This agreement set forth in this letter will terminate automatically upon the occurrence of a Termination Event and will be of no further force and effect; provided, however, that no Termination Event shall shorten the term of any incumbent director. Upon the expiration of the Initial Term, this letter will automatically renew for one additional term of five years, the “Renewal Term,” measured from the expiration of the Initial Term, unless you or the Company provide written notice of non-renewal (a “Non-Renewal Notice”) at least one year prior to the expiration of the Initial Term. If you or the Company provide a Non-Renewal Notice at least one year prior to the expiration of the Initial Term, then the agreement set forth in this letter will terminate as of the end of the Initial Term and will be of no further force and effect except as otherwise set forth herein. Upon 60 days’ written notice, you may also terminate the agreement set forth in this letter if the BANC and/or the Board withhold(s) consent to your Nominee or your Alternate Nominee.

The terms of the agreement set forth in this letter will be governed by, and construed in accordance with, the laws of the State of Illinois, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or any other jurisdiction) to the extent such rules or provisions would cause the application of the laws of any jurisdiction other than the State of Illinois. Any action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this letter must be brought in a United States District Court located in the State of Illinois or any Illinois state court. Each of the Company and you agree that irreparable damage would occur if any provision of this agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of the agreement or to enforce specifically the performance of the terms and provisions hereof. Each of the Company and you consents to the exclusive jurisdiction and venue of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such, action, suit or proceeding in any such court or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

No modification, amendment or waiver of any provision of this letter will be effective against you or the Company unless such modification is approved in writing by you and the Company. The failure of either you or the Company to enforce any of the provisions of this letter will in no way be construed as a waiver of such provisions and will not affect the right of either you or the Company, as applicable, thereafter to enforce each and every provision of the agreement set forth in this letter in accordance with its terms. Your rights and obligations under this letter do not attach to any of your shares of common stock of the Company. Neither you nor the Company may assign the agreement set forth in this letter or any rights or obligations hereunder and any assignment will be null and void; provided, however, that in the event you are unable to submit a nominee pursuant to this agreement due to a physical or mental incapacity, then the holder of your General Durable Power of Attorney shall be permitted to submit a nominee, either for an initial nomination or a nomination to complete a term, in accordance with this agreement on your behalf. You agree that you will not nominate any other candidates for the Board, pursuant to the nomination procedures of the By-Laws or otherwise, other than as provided in this letter. Nothing in this letter, express or implied, is intended or will be construed to confer upon, or give to, any person or entity (including any heirs or successors) other than you and the Company any remedy or claim under or by reason of this letter or any terms, covenants or conditions hereof, and all of the terms, covenants, conditions, and agreements set forth in this letter will be for the sole and exclusive benefit of you and the Company. In the event that any one or more of the provisions contained in this letter should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. You and the Company will endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

By counter-signing this letter, you agree that it represents the complete agreement between you and the Company as to all matters covered hereby, and supersedes any prior agreements or understandings between you and the Company.

Sincerely,

W.W. Grainger, Inc.
/s/ D.G. Macpherson
Name: D.G. Macpherson
Title: Chairman of the Board and Chief Executive Officer

Acknowledged and agreed as of the date of this letter:

Susan Slavik Williams
/s/ Susan Slavik Williams